REVOLVING LINE OF CREDIT AGREEMENT

          This Revolving Line of Credit Agreement (this “Agreement”) is made and entered into in Salt Lake City, Utah, dated this 15th day of January, 2007 to make effective October 24, 2006, the agreement, by and between TYLERSTONE VENTURES CORPORATION, a Delaware corporation (“Lender”), and nCOAT, INC., a Delaware corporation (“Borrower”) by memorializing the verbal agreements of the parties.

          In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

          1.      Line of Credit. Subject to all of the terms and conditions contained in this Agreement, Lender agrees to establish for the benefit of Borrower a revolving line of credit (the “Credit Line”) in the principal amount up to THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000.00) (the “Credit Limit”). The Credit Line shall be available to Borrower from the date hereof until October 24, 2007 (the “Maturity Date”), unless sooner terminated in accordance with the terms hereof, at which time the Credit Line shall automatically terminate. Lender, in its sole discretion, may agree to extend the Maturity Date in accordance with a written agreement signed by Lender, in which event the Maturity Date shall mean the date so extended. Borrower shall execute and deliver to Lender a Promissory Note (attached hereto as Exhibit A) for the amount of the Credit Limit and which is in form and content satisfactory to Lender. All sums advanced on the Credit Line or pursuant to the terms of this Agreement (each an “Advance”) shall be treated as a disbursement of principal under the Promissory Note.

          2.      Advances. Any request for an Advance may be made from time to time and in such amounts as Borrower may choose, provided, however, any requested Advance may not, when added to the outstanding principal balance of all previous Advances, exceed the Credit Limit. Requests for Advances may be made orally or in writing by such officer of Borrower authorized by it to request such advances. Notwithstanding the foregoing, any Advance deposited or credited to any checking or deposit account of Borrower with Lender shall conclusively be deemed to have been duly authorized and disbursed. Lender may refuse to make any requested Advance if an Event of Default, as hereinafter defined, has occurred and is continuing hereunder either at the time the request is given or the date the Advance is to be made, or if an event has occurred or condition exists which, with the giving of notice or the lapse of time or both, would constitute an Event of Default hereunder as of either such dates.

          3.      Interest All sums advanced pursuant to this Agreement shall bear interest from the date each Advance is made until paid in full at a variable or floating rate equal to 0.5 percent above the prime interest rate as reported by the Wall Street Journal’s bank survey, which is defined as the “Effective Rate.” Changes to the Effective Rate will be made on the same day as changes occur to the Prime Rate. Lender need not give Borrower prior notice of any changes in the Prime Rate. Interest will be calculated on a basis of a 360-day year and charged for the actual number of days elapsed

          4.      Expenses. Borrower agrees to pay or reimburse Lender for all costs and expenses incurred by Lender in connection with the transaction contemplated herein, including without limitation premiums for title policies, recording and filing fees, and reasonable attorneys’ fees and expenses. Such fees costs and expenses shall be due and payable upon execution of this Agreement, or if incurred thereafter, upon demand by Lender. Borrower authorizes Lender, at Lender’s option, to pay all such fees, costs, and expenses from an Advance on the Credit Line.

          5.      Repayment. The entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder, shall be due and payable on the Maturity Date. All payments shall be made to Lender at such place as Lender may, from time to time, designate in lawful money of the United States of America. Any payment received by Lender ten (10) days after its scheduled due date shall be subject to a late charge equal to five percent (5%) of the amount of the delinquent payment. Such late charge is an estimate of the additional expense and costs that Lender will incur as a result of such delinquent payment. Any payment falling due on day that is not a Banking Day (as hereinafter defined) shall be due on the next succeeding Banking Day; provided, however, for purposes of determining late charges and other matters determined in reference to the delinquency of payments, such payment shall be considered to have been due on its regularly scheduled payment date. As used herein, a “Banking Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the State of Utah are authorized or required to be closed for the general transaction of banking business. All payments received hereunder or on account of any collateral securing the Credit Line shall be applied as follows: first, to any late charge; second, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; third, to accrued interest; fourth, to principal; and fifth, the balance, if any, to such person entitled thereto; provided, however, upon occurrence of an Event of Default, Lender may, in its discretion, change the priority of the application of payments as it deems appropriate. Borrower may prepay principal at any time without penalty.

          6.      Unsecured. The payment of all sums due hereunder shall be unsecured.

          7.      Conditions Precedent. Lender shall not be required to make any Advance hereunder unless and until the following conditions have been, and continue to be, satisfied in Lender=s sole discretion:

                    (a)      All of the documents required by Lender in connection with this Agreement and the Credit Line, including without limitation this Agreement and the Promissory Note (collectively, the “Loan Documents”) shall have been duly executed, acknowledged (if required), and delivered to Lender and shall be in full force and effect.

                    (b)      Borrower shall have provided evidence satisfactory to Lender that Borrower and the person or persons signing the Loan Documents have the authority to do so.

                    (c)      The representations and warranties contained in this Agreement shall then be true and correct with the same effect as though the representations and warranties had been made at such time. The request for an Advance by Borrower shall constitute a reaffirmation by Borrower to Lender that all representations and warranties made herein remain true and correct in all material respects to the same extent as though given the time such request is made, and that all conditions precedent listed in this Paragraph 7 have been, and continue to be, satisfied in all respects as of the date such request is made.

                    (d)      No Event of Default shall have occurred and be continuing, and no condition exists or event shall have occurred which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

                    (e)      Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the foregoing conditions are solely for the benefit and protection of Lender. Lender may, in its sole discretion, waive or defer the performance of any condition on one or more occasions. Any such waiver or deferral shall not establish a course of dealing or otherwise obligate Lender to waive or defer any condition on other occasions.

          8.      Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the advances provided for herein, Borrower represents and warrants to Lender as follows:

                    (a)      Borrower is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware with the power to own its assets and to transact business in Delaware, and in such other states where its business is conducted.

                    (b)      Borrower has all requisite authority and power to execute and deliver any document required hereunder and to perform any condition or obligation imposed under the terms of such documents.

                    (c)      The execution, delivery and performance of this Agreement, any other Loan Document, and each document incident hereto will not violate any provision of any applicable law, regulation, order, judgment, decree, article of incorporation, by-law, indenture, contract, agreement, or other undertaking to which Borrower is a party, or which purports to be binding on Borrower or its assets and will not result in the creation or imposition of a lien on any of its assets, other than the security interest granted to Lender and the Permitted Encumbrances.

                    (d)      There is no action, suit, investigation, or proceeding pending or, to the knowledge of Borrower, threatened, against or affecting Borrower or any of its assets which, if adversely determined, would have a material adverse affect on the financial condition of Borrower or the operation of its business.

                    (e)      Any financial statements which have heretofore been provided to Lender by Borrower or at Borrower=s request, are correct, complete, and truly, fairly, and accurately represent the financial position of Borrower as of the date of such financial statements. Since the date of such statements there have been no material adverse change.

                    (f)      No information or report furnished by Borrower to Lender in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

                    (g)      Borrower has filed all applicable federal, state, and local tax returns or other statements required to be filed in connection with its business, and paid when due all such taxes, or sums or assessments made in connection therewith. Provided, however, that (until distraint, foreclosure, sale, or similar proceedings have been commenced) nothing herein will require Borrower to pay any sum or assessment, the validity of which is being contested in good faith by proceedings diligently pursued and as to which adequate reserves have been made.

          9.      Affirmative Covenants. So long as any sum remains unpaid hereunder, Borrower covenants and agrees that, except with the prior written consent of Lender, it shall do the following:

                    (a)      Borrower shall notify Lender of any Event of Default under the terms hereof, or the existence of any conditions or the occurrence of any events which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, or of any litigation, proceeding, or development which may have a material adverse effect on Borrower=s ability to perform under the terms of this Agreement.

                    (b)      Borrower shall duly and timely observe and conform to all valid requirements of any governmental authority relative to the conduct of its business, its properties, or its assets. Borrower shall maintain and keep in full force and effect (i) all licenses and permits necessary to the proper conduct of its business and (ii) where Borrower is not a natural person, its existence in good standing as the type of legal entity (corporation, partnership, limited liability company, etc.) described herein, non-performance of which would have a material adverse effect upon Borrower.

                    (c)      Borrower shall keep proper books, records and accounts in which full, true, and correct entries will be made of all dealings or transactions relating to its business and activities.

                    (d)      Borrower shall (i) file all applicable federal, state, and local tax returns or other statements required to be filed in connection with its business, including those for income taxes, sales taxes, property taxes, payroll taxes, payroll withholding amounts, FICA contributions, and similar items; and (ii) pay when due all such taxes, or sums or assessments made in connection therewith. Provided, however, that (until distraint, foreclosure, sale, or similar proceedings have been commenced) nothing herein will require Borrower to pay any sum or assessment, the validity of which is being contested in good faith by proceedings diligently pursued and as to which adequate reserves have been made.

                    (e)      Borrower shall permit any person designated in writing by Lender to visit and inspect any of the corporate books and financial records of Borrower and to discuss its affairs and finances with its principal officers, all at such reasonable times and as often as Lender may in good faith request, subject to any reasonable conditions imposed by Borrower.

          10.      Events of Default. The occurrence of any of the following events or conditions shall constitute an “Event of Default” hereunder:

                    (a)      Borrower fails to make any payment of principal or interest on the Promissory Note or under this Agreement within thirty (30) days after the same becomes due.

                    (b)      Any representation or warranty made by Borrower in this Agreement, the Promissory Note, or in connection with any borrowing or request for an Advance, or in any certificate, financial statement, or other statement furnished by Borrower to Lender is untrue in any material respect at the time when made.

                    (c)      Borrower defaults in the observance or performance of any other covenant or agreement contained in this Agreement, other than a default constituting a separate and distinct Event of Default under this Paragraph 10, and such default continues unremedied for a period of thirty (30) days after notice thereof is given to Borrower.

                    (d)      Borrower defaults in the observance or performance of any other covenant or agreement contained in any other Loan Document or other document or agreement made and given in connection with this Agreement, other than a default constituting a separate and distinct Event of Default under this Paragraph 10, and the continuance of the same unremedied for a period of thirty (30) days after notice thereof is given to Borrower.

                    (e)      Any of the Loan Documents or other instruments executed and delivered in connection herewith for any reason ceases to be valid or in full force and effect or the validity or enforceability of which is challenged or disputed by any signer thereof, other than Lender.

                    (f)      Borrower defaults in the payment of principal or interest on any other obligation for borrowed money other than hereunder, or defaults in the payment of the deferred purchase price of property beyond the period of grace, if any, provided with respect thereto, or defaults in the performance or observance of any obligation or in any agreement relating thereto, if the effect of such default is to cause or permit the holder or holders of such obligation (or trustee on behalf of such holder or holders) to cause such obligation to become due prior to the stated maturity.

                    (g)      Borrower files a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing.

                    (h)      An involuntary petition is filed against Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged.

                    (i)      All or any substantial part of the property of Borrower shall be condemned, seized, or otherwise appropriated, or custody or control of such property is assumed by any governmental agency or any court of competent jurisdiction, and is retained for a period of thirty (30) days.

          11.      Remedies.

                    (a)      Acceleration. Upon the occurrence of an Event of Default, Lender may accelerate the entire unpaid principal balance, together with accrued interest thereon, and declare the same to be immediately due and payable without presentment, demand, protest, or other notice of any kind. Lender, in its sole discretion, may suspend or terminate any obligation it may have hereunder to make additional Advances hereunder. To the fullest extent permitted by law, Borrower waives any rights to presentment, demand, protest, notice of dishonor, or notice of any kind in connection with this Agreement, the Promissory Note, or the other Loan Documents. Lender shall have all of the rights and remedies of a secured party under applicable law.

                    (b)      Non-Waiver of Rights. The rights and remedies described in this Paragraph 11 shall be in addition to all other rights and remedies available to Lender at law or in equity. No delay or omission on the part of Lender in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. Borrower agrees to pay all costs and expenses incurred by Lender by reason of the default, including without limitation court costs and reasonable attorneys’ fees and expenses incurred prior to, during, or subsequent to any bankruptcy, reorganization, receivership, liquidation, legal, judicial, appellate, or other proceeding involving Borrower or any of its assets.

          12.      Notices. Unless otherwise specifically provided herein, all notices required to be given shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission, or sent by overnight courier service or United States mail. Such notices shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if sent by facsimile transmission, on the date of transmission if transmitted by 4:00 p.m. (Salt Lake City time) on a Banking Day or, if not, on the next succeeding Banking Day; (c) if delivered by overnight courier, one (1) Banking Day after delivery to such courier properly addressed; or (d) if by United States mail, three (3) Banking Days after depositing in the United States mail, postage prepaid and properly addressed. Notices shall be addressed as follows:

If to Lender:	Tylerstone Ventures Corporation
15015 Victoria Avenue, White Rock
British Columbia, Canada V4B 1G2

If to Borrower:	nCoat, Inc.
Attention: Paul Clayson
7237 Pace Drive
Whitsett, North Carolina 27377

or to such other address as the party to whom such notice is intended shall have previously designated by written notice to the serving party.

          13.      General Provisions. All representations and warranties made in this Agreement and the Promissory Note and in any certificate delivered pursuant thereto shall survive the execution and delivery of this Agreement and the making of any loans hereunder. This Agreement will be binding upon and inure to the benefit of Borrower and Lender, their respective successors and assigns, except that Borrower may not assign or transfer its rights or delegate its duties hereunder without the prior written consent of Lender. This Agreement, the Promissory Note, and all documents and instruments associated herewith will be governed by and construed and interpreted in accordance with the laws of the State of Utah. Time is of the essence hereof. Lender may set off against any debt or account it owns Borrower, now existing or hereafter arising, in accordance with its rules and regulations governing deposit accounts then in existence, and for such purposes is hereby granted a security interest in all such accounts.

          14.      Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original instrument, and all of which shall constitute a single agreement. The signature of a party to any counterpart shall be sufficient to legally bind such party. Lender may remove the signature pages from one or more counterparts and attach them to any other counterpart for the purpose of having a single document containing the signatures of all parties. Any party may effect the execution and delivery of this Agreement by signing the same and sending a copy thereof to Lender or its attorney by facsimile transmission. Such facsimile document, including the signatures thereon, shall be treated in all respects as an original instrument bearing an original signature. Any party sending an executed copy by facsimile transmission in the foregoing manner shall also send the original thereof to Lender within five (5) days thereafter, but failure to do so shall not invalidate or otherwise affect the legality or enforceability of the facsimile document.

          15.      Waiver of Jury Trial. BORROWER AND LENDER EACH AGREE TO WAIVE THE RIGHT TO HAVE A JURY HEAR, DETERMINE, OR MAKE ANY RECOMMENDATION WITH RESPECT TO THIS AGREEMENT, THE PROMISSIORY NOTE, THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREIN, THE ADMINISTRATION OF THE CREDIT LINE, THE DECLARATION OF ANY DEFAULT, THE PURSUIT OF ANY RIGHT OR REMEDY HEREUNDER, THE LENDING RELATIONSHIP CONTEMPLATED HEREIN, AND ANY CLAIMS ARISING IN CONNECTION HEREWITH OR WITH ANY OF THE FOREGOING, WHETHER SUCH CLAIMS ARE BASED ON PRINCIPLES OF STATUTORY, CONTRACT, OR TORT LAW. THE PARTIES AGREE THAT ALL SUCH MATTERS SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE PARTIES ACKNOWELDGE THAT THIS WAIVER WAS A MATERIAL FACTOR IN THEIR DECISION TO ENTER INTO THIS AGREEMENT AND ENGAGE IN THE TRANSACTIONS DESCRIBED HEREIN. BORROWER CERTIFIES THAT NEITHER LENDER NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS OR ANY OTHER WAIVERS CONTAINED IN THIS AGREEMENT.

          16.      Entire Agreement. This Agreement, together with the Promissory Note and the other Loan Documents, constitutes the entire understanding and agreement of the parties with respect to the general subject matter hereof; supersede all prior negotiations and agreements with respect thereto; may not be contradicted by evidence of any alleged oral agreement; and may not be amended, modified, or rescinded in any manner except by a written agreement signed by Lender which clearly and unequivocally expresses an intent to amend, modify, or rescind the same.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGE FOLLOWS.]

EXECUTED on the day and year first written above.

TYLERSTONE VENTURES CORPORATION, a Delaware corporation

By:	/s/ Terry Holmes
Title:	President

nCOAT, INC.,
a Delaware corporation

By:	/s/ Paul Clayson
Title:	Chief Executive Officer

EXHIBIT A

$3,500,000	October 24, 2007
Whitsett, North Carolina

PROMISSORY NOTE

          This Promissory Note is made and given on the day first written above by nCoat, Inc. (“Borrower”), to and for the benefit of Tylerstone Ventures Corporation (“Lender”). Borrower and Lender have entered into that certain “Revolving Line of Credit and Security Agreement” of even date herewith (the “Agreement”) pursuant to which Lender agreed to establish a revolving line of credit for Borrower upon the terms and conditions therein set forth. This Promissory Note is made in connection with the Agreement and is the promissory note referred to therein. Advances on the credit line established pursuant to the Agreement constitute advances or disbursements of principal under this Promissory Note. Capitalized terms used in this Promissory Note which are not defined herein shall have the meanings given to them in the Agreement.

          1.      Promise to Pay Principal and Interest. For value received, Borrower promises to pay to Lender or its order the principal sum of THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000.00) or the aggregate unpaid principal amount of all Advances made by Lender to Borrower pursuant to the terms of the Agreement, whichever is less, together with interest thereon from the date each Advance is made until paid in full, both before and after judgment, at the rate(s) as described in the Note.

          2.      Repayment. The entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder, shall be due and payable on October 24, 2007, which date is the Maturity Date unless the term of the Credit Line is extended in Lender’s sole discretion in accordance with the terms of the Agreement. All payments shall be made to Lender at such place as Lender may, from time to time, designate in lawful money of the United States of America. Any payment falling due on a day other than a Banking Day shall be due on the next succeeding Banking Day; provided, however, for purposes of determining late charges and other matters determined in reference to the delinquency of payments, such payment shall be considered to have been due on its regularly-scheduled payment date. All payments received hereunder or on account of any collateral securing the Credit Line shall be applied as follows: first, to any late charge; second, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; third, to accrued interest; fourth, to principal; and fifth, the balance, if any, to such person entitled thereto; provided, however, upon occurrence of an Event of Default, Lender may, in its sole discretion, change the priority of the application of payments as it deems appropriate. Borrower may prepay principal at any time without penalty.

          3.      Interest Rate. All sums advanced pursuant to the Credit Line shall bear interest from the date each Advance is made until paid in full at a variable or floating rate equal to 0.5 percent above the prime interest rate as reported by the Wall Street Journal’s bank survey.

          4.      Unsecured. The obligations and liabilities of Borrower under this Promissory Note are unsecured.

          5.      Events of Default; Remedies. The occurrence of an Event of Default under the Agreement shall constitute an Event of Default under this Promissory Note. Upon the occurrence of an Event of Default, Lender shall have all of the rights and remedies set forth in the Agreement. Without limiting the foregoing, Lender shall have the right to terminate the Credit Line, accelerate all amounts owing on the Credit Line and this Promissory Note, and demand immediate payment thereof.

          6.      Governing Law. This Promissory Note is deemed to be negotiated, delivered, and to be performed in Salt Lake City, Utah, and shall be governed and construed in accordance with the laws of the State of Utah.

          7.      Conflicts with Loan Agreement. In the event of a conflict or inconsistency between any term or provision contained in this Promissory Note and any term or provision contained in the Agreement, the terms and provisions of this Promissory Note shall have priority over the terms and provisions of the Agreement.

         Executed on the day and year first written above.

nCoat, Inc.

By:	/s/ Paul Clayson

Title:	Chief Executive Officer